Exhibit 5.1
[Letterhead of Sherman & Howard, L.L.C.]

May 3, 2023

Board of Directors of M.D.C. Holdings, Inc.
4350 S. Monaco St., Suite 500
Denver, CO 80237

Re:     M.D.C. Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about May 3, 2023, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 3,000,000 shares of its Common Stock, $.01 par value (the “Common Stock”) which may be issued to employees of the Company and its subsidiaries in accordance with the M.D.C. Holdings, Inc. 2021 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined the following documents:

(a)     the Certificate of Incorporation of the Company, as amended to date, certified as of a recent date by an officer of the Company;

(b)     the Bylaws of the Company, as amended, certified as of a recent date by an officer of the Company; and

(c)     resolutions adopted by the Board of Directors of the Company in connection with the authorization and issuance of the Common Stock and related matters, certified as of a recent date by an officer of the Company.

In addition, we have examined and relied upon the originals or copies of such other documents, corporate records and other writings that we consider relevant for purposes of this opinion.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of officers of the Company and of certificates.

Board of Directors of M.D.C. Holdings, Inc.
May 3, 2023

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Act and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable, as to which we express no opinion), the Common Stock, when issued, delivered by the Company and paid for as contemplated in the Registration Statement and pursuant to the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transaction.

Sincerely, /s/ Sherman & Howard, L.L.C.